Exhibit 23.2

KPMG LLP
Suite 3800
1300 South West Fifth Avenue Portland, OR 97201

Consent of Independent Registered Public Accounting Firm

The Board of Directors

FormFactor, Inc.:

We consent to the use of our report dated February 21, 2020, with respect to the consolidated balance sheets of FormFactor, Inc. as of December 28, 2019 and December 29, 2018, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 28, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 28, 2019, incorporated herein by reference.

Our report refers to a change in the method of accounting for leases in 2019 and a change in the method of accounting for revenue from contracts with customers in 2018 due to the adoption of new accounting standards.

Our report dated February 21, 2020, on the effectiveness of internal control over financial reporting as of December 28, 2019 contains an explanatory paragraph that states that the Company excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting an acquired entity’s internal control over financial reporting and our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of this entity.

/s/ KPMG LLP

Portland, Oregon

June 23, 2020

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KPMG International”), a Swiss entity.